Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF MASSACHUSETTS

EASTERN DIVISION

)
In re	)
	)	Chapter 11
THE EDUCATION RESOURCES INSTITUTE, INC.,	)	Case No. 08-12540 (HJB)
)
Debtor.	)
)

ORDER GRANTING MOTION FOR ORDER AUTHORIZING

DEBTOR TO ENTER INTO STIPULATION FOR THE TERMINATION OF

CERTAIN OF THE DEBTOR’S STUDENT LOAN PROGRAMS AND

SETTLEMENT OF CERTAIN CLAIMS RELATING THERETO

[UNION FEDERAL SAVINGS BANK AND UFSB PRIVATE LOAN SPV, LLC]

Upon the motion (the “Motion”) of The Education Resources Institute, Inc., the debtor and debtor in possession in the above-captioned case (the “Debtor”), for an order pursuant to sections 362, 363 and 365 of the Bankruptcy Code(1) authorizing the Debtor to enter into and perform the Stipulation for the Termination of Certain of the Debtor’s Student Loan Programs and Settlement of Certain Claims Relating Thereto (the “Stipulation”) with Union Federal Savings Bank (“UFSB”) and UFSB Private Loan SPV, LLC (“SPV,” and together with UFSB, the “UFSB Entities”), and sufficient notice having been given and a hearing having been held and due cause appearing therefor, the Court finds that for the reasons set forth more specifically in the Motion and at the hearing on the Motion, cause has been shown for granting the requested relief; and it is accordingly

ORDERED, that the Motion is granted and the Stipulation is approved; and it is further

(1)  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Motion or the Stipulation.

ORDERED, that the Debtor is permitted to enter into and shall perform the Stipulation; and it is further

ORDERED, that in accordance with Federal Rule of Bankruptcy Procedure 9019, the settlement embodied in the Stipulation is fair and equitable and in the best interests of the Debtor, its estate and its creditors; and it is further

ORDERED, that the Debtor has satisfied the standard set forth in section 365 of the Bankruptcy Code for the rejection of the Program Documents to which the Debtor is a party; and it is further

ORDERED, that the rejection and termination of the Program Documents to which the Debtor is a party on the terms of and subject to the conditions set forth in the Stipulation is in the best interests of the Debtor, its estate, and its creditors; and it is further

ORDERED, that the UFSB Entities shall provide written instructions to Boston Private Bank & Trust Co., to transfer the Compromise Payment and Overpayment Amount to Debtor’s general operating account within two (2) business days of entry of this Order as provided in the Stipulation; and it is further

ORDERED, that the claim filed by the UFSB Entities, assigned Claim Number 142 shall be, and it hereby is, deemed expunged and the UFSB Entities are prohibited from asserting or filing any further claims in the Debtor’s bankruptcy proceeding that have been released pursuant to the Stipulation; and it is further

ORDERED, that this Order shall be effective immediately upon entry as a final order for purposes of 28 U.S.C. § 158(a)(1), and its effectiveness shall not be stayed pursuant to Bankruptcy Rule 6004(g); and it is further

ORDERED, that this Court will retain jurisdiction to construe and enforce the terms of this Order.

Dated:  April 7, 2009

/s/ Henry J. Boroff
Henry J. Boroff

United States Bankruptcy Court Judge